Exhibit 99.1

News Release

Newmont Releases Letter Sent to Barrick Board

04/28/2014

DENVER—(BUSINESS WIRE)—In response to the press release issued this morning by Barrick Gold Corporation (NYSE:ABX) (TSX:ABX), Newmont Mining Corporation (NYSE:NEM) today released the following letter it sent last week to the Board of Directors of Barrick:

April 25, 2014

Board of Directors

Barrick Gold Corporation

Brookfield Place

TD Canada Trust Tower

161 Bay Street, Suite 3700

Toronto, Canada M5J 2S1

Attention: John L. Thornton, Co-Chairman

Directors:

Over the past number of months, our two companies have been working hard to find a basis on which we could merge and realize their combined strengths. While we were hopeful that we could achieve that goal, it has become evident to us over the past several weeks that the type of constructive, mutually respectful and partnership-oriented relationship necessary to realize the potential benefits of that combination does not yet exist.

Our Board has met a number of times since we were twice told definitively last Thursday by your Co-Chairman that the process in which we had been engaged to find a basis to merge our two companies was “dead”. As you would expect, that unilateral declaration made us question whether we actually shared the vision and values that are necessary to forge a successful new company. Notwithstanding that, we persevered.

While our team has found your management team’s engagement to be constructive and professional, the same constructive nature cannot be said of our discussions with your Co-Chairman on certain fundamental strategic and structural issues over the past two weeks. Our efforts to find consensus have been rejected out of hand repeatedly. And, as we contemplated further dialogue, we read in the continuing reporting of the transaction in the financial press a pointed characterization of our company as “extremely bureaucratic and not shareholder-friendly.” Nothing could be further from the truth. Moreover, none of this suggests that we have the mutual respect or shared values today that we believe are necessary for the enterprise that would result from the combination of our companies to realize its full potential.

It is, in fact, because of our deep commitment to our shareholders that we reluctantly have had to unanimously conclude that we need to put aside our attempts to resuscitate this initiative and should pursue our course as an independent company.

On behalf of the Board,

Vincent A. Calarco

Chairman

About Newmont

Founded in 1921 and publicly traded since 1925, Newmont is a leading producer of gold and copper. Headquartered in Colorado, the Company has approximately 32,000 employees and contractors, with the majority working at managed operations in the United States, Australia, New Zealand, Peru, Indonesia and Ghana. Newmont is the only gold company listed in the S&P 500 index and in 2007 became the first gold company selected to be part of the Dow Jones Sustainability World Index. Newmont is an industry leader in value creation, supported by its leading technical, environmental, and health and safety performance.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales and All-in sustaining costs; (iii) estimates of future consolidated and attributable capital expenditures; (iv) plans and expectations to reduce costs and expenditures; (v) expectations regarding the development, growth and exploration potential of the Company’s projects; and (vi) expectations regarding the timing and/or likelihood of closing the term loan. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) the accuracy of our current mineral reserve and mineral resource estimates. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2013 Annual Report on Form 10-K, filed on February 21, 2014, with the Securities and Exchange Commission, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Source: Newmont Mining Corporation

Newmont Mining Corporation

Media Contact

Omar Jabara, 303-837-5114

omar.jabara@newmont.com

or

Investor Contact

Kirsten Benefiel, 303-837-6117

kirsten.benefiel@newmont.com